Exhibit 5.1

OPINION AND CONSENT OF CARR & FERRELL LLP

September 23, 2003

MCF Corporation

601 Montgomery Street, 18th Floor

San Francisco, CA 94111

Re:    MCF Corporation — Registration Statement for Offering of an Aggregate of 12,600,000

 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to MCF Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 12,600,000 shares of Common Stock, par value $0.0001, of the Company (the “Shares”) for issuance under the Company’s 2003 Employee Stock Option and Incentive Plan (the “2003 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the 2003 Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the 2003 Plan, or pursuant to duly authorized options issued under the 2003 Plan, and effected in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2003 Plan or the Shares.

Very truly yours,

/s/ Carr & Ferrell LLP

CARR & FERRELL LLP